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                                                                    EXHIBIT 99.1


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                                  NEWS RELEASE

For More Information Contact:                     For Release  - May 22, 2002
Eugene S. Putnam, Jr.-Chief Financial Officer
713-507-7292

      STERLING BANCSHARES TO ACQUIRE ENB BANKSHARES, INC. OF DALLAS, TEXAS

HOUSTON, Texas, May 22, 2002 - Sterling Bancshares, Inc. (Nasdaq: SBIB) announced today that it has entered into a definitive agreement to acquire ENB Bankshares, Inc. of Dallas, Texas in a cash merger. The transaction is expected to close during the 2002 fourth quarter.

ENB Bankshares, Inc. of Dallas, Texas is the privately held bank holding company of Eagle National Bank, which operates one banking office in North Dallas. As of March 31, 2002, Eagle National had assets of $67 million, loans of $58 million and $60 million in deposits.

J. Downey Bridgwater, President and Chief Executive Officer of Sterling said, "The merger with Eagle doubles our presence in Dallas. Combined with internally generated growth from our existing Dallas location, the merger with Eagle and their seasoned lending staff should accelerate our growth in Dallas."

"We are very pleased to join the Sterling family," commented Harold L. Campbell, Chairman and Chief Executive Officer of Eagle. "Sterling is a strong Texas-based institution with a commanding focus on relationship banking and a larger product offering which should benefit our customers."

Sterling Bancshares, Inc. is a Houston-based bank holding company that operates 38 community-banking offices in the greater metro areas of Dallas, Houston, San Antonio, and South Texas. Sterling also provides mortgage-banking services through its 80 percent-owned subsidiary, Sterling Capital Mortgage Company. Sterling's common stock is traded through the Nasdaq National Market System under the symbol SBIB. For more information on Sterling Bancshares, please visit the company's web site at www.banksterling.com.

Except for historical information contained herein, this press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets Sterling serves may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments; Sterling's liquidity requirements could be adversely affected by changes in its assets and liabilities; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in fiscal and governmental policies of the United States federal government could have an adverse effect on Sterling's business. Please also read the additional risks and factors described from time to time in Sterling's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

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